Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BERKSHIRE HATHAWAY INC.

MONTANA ACQUISITIONS, LLC

and

WESCO FINANCIAL CORPORATION

February 4, 2011

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 4, 2011, by and among Berkshire Hathaway Inc., a Delaware corporation (“Parent”), Montana Acquisitions, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Wesco Financial Corporation, a Delaware corporation (the “Company”).

WHEREAS, the parties intend that the Company be merged with and into Merger Sub, with Merger Sub surviving the merger on the terms and conditions set forth in this Agreement (the “Merger”), pursuant to which each share of Common Stock, par value $1.00 per share, of the Company (the “Company Common Stock” and, in the aggregate, the “Shares”) issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than the Shares described in Section 2.1(b) and any Dissenting Shares (as defined in Section 2.1(c)), will be converted into the right to receive, at the election of the holders of Company Common Stock and subject to the terms hereof, shares of Class B Common Stock, $0.0033 par value per share, of Parent (“Parent Class B Stock”), or cash;

WHEREAS, a special committee of independent directors of the Company’s Board of Directors (the “Special Committee”) unanimously has (a) determined that it is fair to and in the best interests of the Company and its stockholders (other than Parent and any of its affiliates) to enter into this Agreement and (b) recommended to the Board of Directors of the Company that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, following the recommendation of the Special Committee, the Company’s Board of Directors unanimously has (a) determined that it is fair to and in the best interests of the Company and its stockholders (other than Parent and any of its affiliates) to enter into this Agreement and declared it advisable, (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent and the sole member of Merger Sub have approved this Agreement and determined that it is advisable and in the best interests of Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby; and

WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and a complete liquidation of the Company under the provisions of Section 332 of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code and a plan of liquidation within the meaning of Section 332 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease, (b) Merger Sub shall be the surviving entity in the Merger (the “Surviving Entity”) under the name “Wesco Financial, LLC” and shall continue to be governed by the laws of the State of Delaware, and (c) the separate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. After the Effective Time, (x) the certificate of formation of Merger Sub shall be amended as desired by Parent and as so amended shall become the certificate of formation of the Surviving Entity, until thereafter amended, and (y) the operating agreement of Merger Sub shall be amended as desired by Parent and as so amended shall become the operating agreement of the Surviving Entity, until thereafter amended. The Merger shall have the effects set forth in the DGCL and the DLLCA.

Section 1.2 Effective Time. Parent, Merger Sub, and the Company shall cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed on the Closing Date (as defined in Section 1.3) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) as provided in the DGCL and DLLCA. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Delaware Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the second business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the “Closing Date”), at, or directed from, the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

Section 1.4 Officers of the Surviving Entity. The officers of the Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s certificate of formation and operating agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares (each as defined below)) shall be converted into and shall thereafter represent the right to receive the Merger Consideration (as defined below) in either cash or Parent Class B Common Stock, at the election of the holder of Company Common Stock as set forth below:

(i) Cash Election Shares. Each share of Company Common Stock with respect to which the holder has elected to receive cash shall receive an amount in cash equal to the Merger Consideration, without interest.

(ii) Stock Election Shares. Each share of Company Common Stock with respect to which the holder has elected to receive stock shall be converted into the right to receive the number of shares of Parent Class B Stock equal to the Class B Exchange Ratio (as defined below); provided that if after applying this calculation to the shares of Company Common Stock with respect to which such holder has elected to receive stock, that holder would become entitled to receive a fraction of a share of Parent Class B Stock, in lieu of receiving such fractional share, the holder shall have the right to receive a cash payment equal to the product of (x) such fraction and (y) the Average Parent Class B Stock Price (as defined below).

(iii) No Election Shares. Each share of Company Common Stock for which no valid election to receive cash or stock has been made (a “No Election Share”) shall be converted into the right to receive the Merger Consideration in cash, without interest.

(b) Parent or Company Owned Shares. Each share of Company Common Stock owned by Parent or the Company or their respective direct or indirect wholly owned subsidiaries (“Excluded Shares”), in each case immediately prior to the Effective Time, shall be canceled without any conversion thereof, and no Merger Consideration shall be paid with respect thereto.

(c) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the “Dissenting Shares” and, each such share, a “Dissenting Share”) in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, each such Dissenting Share shall thereupon be treated as if it had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration in cash, without interest. Notwithstanding anything to the contrary contained in this Section 2.1(c), if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by the Company relating to such holder’s rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for appraisal or offer to settle or settle any such demands.

(d) Merger Sub Membership Interests. Each membership interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time as the membership interests of the Surviving Entity in the Merger.

(e) Adjustments. If after the date hereof and prior to the Effective Time, (i) the Company, subject to Section 5.1(a), pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Company Common Stock (or undertakes any similar act) or (ii) Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Parent Class B Stock (or undertakes any similar act); then the Merger Consideration, the Class B Exchange Ratio, and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide to the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration, the Class B Exchange Ratio, or other dependent item, as applicable, subject to further adjustment in accordance with this provision.

(f) Certificates. From and after the Effective Time, the Company Common Stock converted into Merger Consideration pursuant to this Section 2.1 shall no longer remain outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or holding former shares of Company Common Stock in non-certificated book-entry form (either case being referred to herein, as a “Certificate”) shall thereafter cease to have any rights with respect to such Company Common Stock except the right to receive (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.2(g), and (iii) any declared dividends and other distributions in respect of the Company Common Stock for which there has been an adjustment to the Aggregate Merger Consideration under Section 2.3(a); provided, however, that with respect to dividends and other distributions with a record date after the Effective Time, the holders of Certificates shall not have the right to receive any such dividends or distributions and there shall be no adjustments to the Aggregate Merger Consideration under Section 2.3(a).

Section 2.2 Elections and Exchange of Certificates.

(a) Exchange Agent. Prior to the Mailing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for Merger Consideration. Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of five (5) business days prior to the Mailing Date, an election form in such form as Parent shall specify (the “Election Form”). As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as the Company and Parent may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration.

(b) Choice of Election. Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions) to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive stock, (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive cash or (iii) that such holder makes no election with respect to such holder’s Company Common Stock. Any shares of Company Common Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period from the Mailing Date to 5:00 p.m., New York time, on the second business day prior to the Special Meeting (the “Election Deadline”) shall be deemed to be No Election Shares. If the Special Meeting is postponed or adjourned to a later date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. Any election made pursuant to this Section 2.2(b) shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting the form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no subsequent election is properly made prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall be deemed No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form. The Election Form shall indicate in a clear and unambiguous manner that a stockholder’s failure to make a proper election prior to the Election Deadline will result in such stockholder receiving Merger

Consideration in cash, and shall provide stockholders with a toll-free number to contact the Exchange Agent with any questions concerning making an election.

(c) Deposit. When and as needed, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of the Company Common Stock, shares of Parent Class B Stock and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, Parent agrees to make available to the Exchange Agent, when and as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.2(g). All cash and book-entry shares representing shares of Parent Class B Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the appropriate Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.

(d) Exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of Parent Class B Stock representing, in the aggregate, the whole number of shares of Parent Class B Stock, if any, that such holder has the right to receive, and/or (ii) a check in the amount, if any, that such holder has the right to receive in cash, including cash payable in lieu of fractional shares pursuant to Section 2.1(a)(ii) as well as any dividends and other distributions payable pursuant to Section 2.2(g) (subject to Section 2.2(h)), pursuant to the provisions of this Article II. Following the Effective Time, the Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

(e) Other Payees. If any cash payment is to be made to a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the person requesting such payment shall pay any transfer or other similar Taxes (as defined below) required by reason of the making of such cash payment to a person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. As used in this Agreement, “Taxes” shall mean all taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

(f) No Further Transfers. After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable laws. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II.

(g) Dividends and Distributions. No dividends or other distributions with respect to Parent Class B Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.2 or, in the case of any lost, stolen or destroyed Certificates, until the requirements of Section 2.2(i) shall have been satisfied with respect to such lost, stolen or destroyed Certificates. Following such surrender, subject to the effect of escheat, Tax or other applicable laws, there shall be paid, without interest, to the record holder of the Parent Class B Stock, if any, issued in exchange therefor at the time of such surrender, all dividends and other distributions, if any, payable in respect of any such shares of Parent Class B Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid.

(h) Withholding Taxes. Parent, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Parent, the Surviving Entity or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Entity or the Exchange Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

(i) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of the Company Common Stock represented by such Certificates as contemplated by this Article II.

(j) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Article II prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Entity or the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable laws, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

Section 2.3 Certain Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

(a) “Aggregate Merger Consideration” shall mean the Total Shareholders Equity, plus the Estimated Earnings Value, plus (or minus, if negative) the Change in Appreciation, minus the amount of cash dividends that have been declared, whether or not paid, with a record date from and after February 4, 2011 through and including the anticipated Effective Time, and minus a good faith estimate of the sum of (i) the fees and expenses of the advisors to the Special Committee and of the legal counsel to the Company, and (ii) the Company’s share of the expenses referred to in clauses (i) and (ii) of Section 7.3, in each case incurred or to be incurred by the Company subsequent to December 31, 2010 in connection with the transactions contemplated by this Agreement that are not reflected in Total Shareholders’ Equity.

(b) “Average Parent Class B Stock Price” means the average VWAP price per share, rounded to four decimals, of the Parent Class B Stock, for the period of twenty (20) consecutive trading days ending on the second full trading day prior to the date of the Special Meeting. If the Special Meeting is postponed or adjourned to a later date, the calculation of the Average Parent Class B Stock Price shall be similarly adjusted to reflect the rescheduled Special Meeting.

(c) “Change in Appreciation” shall mean the sum of (i) the positive or negative difference obtained by subtracting (x) $421,951,783 (i.e., the agreed upon unrealized appreciation of the Portfolio, after taxes, on January 31, 2011) from (y) the unrealized appreciation or loss of the Portfolio, after taxes or tax benefits, as of the close of business on the Determination Date, plus (ii) any actual gains, after taxes, realized with respect to the Portfolio after January 31, 2011 but on or before the Determination Date, and minus (iii) any actual losses and any other than temporary impairment charges (but only to the extent that such impairment charges are also taken by Parent and its Non-Wesco Subsidiaries with respect to the same securities, if any, in their portfolio), in each case, after tax benefits, realized with respect to the Portfolio after January 31, 2011 but on or before the Determination Date. For purposes of this calculation: (1) the fair values of the shares of 10% cumulative preferred stock of The Goldman Sachs Group, Inc. (“Goldman”), the 5% senior notes due 2014 of Wm. Wrigley, Jr. Company and the various government agency obligations in the Portfolio will be calculated as of December 31, 2010 and such amounts, which were used for purposes of calculating the unrealized appreciation in clause (i)(x) above, will also be used for purposes of calculating the unrealized appreciation in clause (i)(y) above, except to the extent any actual gains or losses (after taxes or tax benefits) are realized from such securities prior to the Determination Date; (2) the fair value with respect to the warrant held in the Portfolio to purchase shares of common stock of Goldman for purposes of calculating the unrealized appreciation in clause (i)(y) above shall be calculated on the Determination Date as the positive difference, if any, between the VWAP price per share of Goldman common stock for the period of twenty (20) consecutive trading days ending on the Determination Date and $115.00, multiplied by the number of shares that may be purchased under the Goldman warrant; (3) in determining the fair value for any security in the Portfolio for which a VWAP is available, except to the extent any actual gains or losses (after taxes or tax benefits) are realized with respect to such security prior to the Determination Date, such security shall be valued on the Determination Date using the average VWAP price for the period of twenty (20) consecutive trading days ending on the Determination Date (or for any security purchased after January 31, 2011 and held for less than twenty (20) consecutive trading days prior to the Determination Date, such lesser number of consecutive trading days as such security was part of the Portfolio); and (4) in determining the fair value for any security in the Portfolio for which a VWAP is not available and which is not otherwise specifically mentioned above, except to the extent any actual gains or losses (after taxes or tax benefits) are realized with respect to such security prior to the Determination Date, the Board of Directors of the Company shall make a good faith determination of the fair value of such security as of the Determination Date. Except as specifically set forth above, all calculations shall be made in accordance with GAAP in a manner consistent with the Company’s past practice.

(d) “Class B Exchange Ratio” shall mean the quotient obtained by dividing the Merger Consideration by the Average Parent Class B Stock Price and rounding to four decimals.

(e) “Determination Date” shall mean the second full trading day prior to the date of the Special Meeting. If the Special Meeting is postponed or adjourned to a later date, the Determination Date shall be similarly adjusted to reflect the rescheduled Special Meeting.

(f) “Estimated Earnings Value” shall mean $7,026,611 per month from and after February 1, 2011 through and including the anticipated Effective Time, prorated on a daily basis for any partial month (i.e., with such amount based on the Company’s average monthly net income less net realized investment gains for 2010).

(g) “Merger Consideration” shall mean the quotient obtained by dividing the Aggregate Merger Consideration by the Outstanding Company Shares, and rounding to the nearest cent.

(h) “Outstanding Company Shares” shall mean the total number of shares of Company Common Stock outstanding as of the date of this Agreement, which is 7,119,807.

(i) “Portfolio” shall mean the securities owned by the Company and its subsidiaries at any given time, but not any cash or cash equivalents.

(j) “Total Shareholders’ Equity” shall mean $2,752,172,087 (i.e., the Company’s shareholders’ equity as of January 31, 2011, estimated for purposes of this Agreement).

(k) “VWAP” per share of any security on any trading day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on the Bloomberg (or, if the Bloomberg ceases to publish such price, any successor service reasonably chosen by Parent) page “the trading symbol of such security<Equity>VWAP” (or the equivalent successor if such page is not available), in respect of the period from the open of trading on the relevant trading day until the close of trading on such trading day (or if such volume-weighted average price is unavailable, the market price of one share of such security on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with Parent or the Company) retained for this purpose by Parent and reasonably agreed to by the Company (acting through the Special Committee)).

Section 2.4 Determination of Merger Consideration.

(a) The Merger Consideration will be determined by the Parent as provided in Section 2.3 hereof and reasonably agreed to by the Company (acting through the Special Committee), and shall be made publicly available through the filing of a Form 8-K by the Company with the SEC by no later than 9:30 a.m. Eastern Time on the first business day following the Determination Date.

(b) From the date of this Agreement through the Determination Date, Parent shall, and shall cause its affiliates, as applicable, to (i) manage the Portfolio in the usual, regular and ordinary course consistent with past practice and (ii) refrain from taking any actions, directly or indirectly, with respect to the Portfolio intended to adversely affect the Change in Appreciation for the sole purpose of reducing the amount of the Merger Consideration; provided, however, that the restriction contained in this Section 2.4(b) shall not apply to any actions taken, directly or indirectly, with respect to any securities in the Portfolio so long such actions are consistent with actions taken by Parent or its Non-Wesco Subsidiaries (as defined below) with respect to the same securities in their portfolios.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Documents (as defined below) filed with the SEC and publicly available prior to the date of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except (other than with respect to the Company’s due organization, valid existence and good standing) as would not have a Material Adverse Effect (as defined below) on the Company (a “Company Material Adverse Effect”). Each of the Company and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or when aggregated with all other such failures, a Company Material Adverse Effect. The copies of the Certificate of Incorporation and Bylaws of the Company (the “Company Charter” and “Company Bylaws”), as most recently filed with the Company’s SEC Documents (as defined below), are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, on the one hand, or Parent, on the other hand, a material adverse effect on (i) the ability of the Company, on the one hand, or Parent and Merger Sub, on the other hand, to consummate the Merger, or (ii) the business, results of operations or financial condition of such party and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in conditions generally affecting any of the industries in which such party and its subsidiaries operate, except to the extent such changes in conditions have a disproportionate effect on such party or its subsidiaries, taken as a whole, relative to others in such industries, (C) in the case of the Company only, any action required to be taken by the Company pursuant to this Agreement or taken by the Company at the written request of Parent, (D) any decline in the market price of the common stock of such party, (E) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate, (F) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (G) the execution and delivery of this Agreement or the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its subsidiaries with employees, labor unions, customers, suppliers or partners, (H) any change in applicable law, regulation or generally accepted accounting principles as adopted in the United States (“GAAP”) (or authoritative interpretations thereof), (I) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such conditions or events have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate or (J) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such events have a disproportionate effect on such party and its subsidiaries, taken as a whole, relative to others in the industries in which such party and any of its subsidiaries operate. As used in this Agreement, the word “subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (x) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) that would be required to be consolidated in such party’s financial statements under GAAP.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 7,500,000 shares of Company Common Stock, par value $1.00 per share. As of the close of business on February 4, 2011, there were 7,119,807 shares of Company Common Stock issued and outstanding. Except as set forth above, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. As of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

(b) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the affirmative vote of holders of a majority of the outstanding Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”). The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s securities necessary under applicable law, rule or regulation, or under the Company Charter and Company Bylaws, to approve this Agreement, the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary under applicable law, rule or regulation, or under the Company Charter and Company Bylaws, to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the transactions contemplated by this Agreement.

Section 3.4 Consents and Approvals; No Violations.

(a) Except for (i) the filing with the SEC of the proxy statement relating to the Special Meeting (as defined below) (as amended or supplemented from time to time, the “Proxy Statement”), the Form S-4 (as defined below) and the Schedule 13E-3 (as defined below), (ii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and the DLLCA, (iii) the Company Stockholder Approval, (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the Securities Act of 1933, as amended (the “Securities Act”), and (C) the rules and regulations of the NYSE Amex, and (v) any notice filings that may be required to be made with the Nebraska Department of Insurance and the Kansas Insurance Department, no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), are necessary for the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the Company Stockholder Approval are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5 SEC Documents; Undisclosed Liabilities. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”) since December 31, 2009 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the “SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 2009, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of December 31, 2009 (including the notes thereto) included in the SEC Documents, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2009 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since December 31, 2009 (such SEC Documents, excluding any exhibits thereto or documents incorporated by reference therein, the “Recent SEC Documents”), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The management of the Company has (i) designed disclosure controls and procedures, or caused such disclosure controls to be designed under its supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal controls over financial reporting, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.6 Broker’s Fees. Except for the engagement of Greenhill & Co., LLC, as financial advisor to the Special Committee (the “Financial Advisor”), and the fees and expenses associated therewith, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Recent SEC Documents filed prior to the date hereof, since December 31, 2009, the Company and its subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Recent SEC Documents, since December 31, 2009 through the date of this Agreement, neither the Company nor any of its subsidiaries has taken any action that would have constituted a breach of Section 5.1(a), (b), (e), (f) or (g) (but, in the case of (g), only as it relates to the actions set forth in Section 5.1 (a), (b), (e) or (f)), and the covenants therein applied since December 31, 2009.

Section 3.8 Legal Proceedings.

(a) Except as set forth in the Recent SEC Documents and except with respect to any matters contemplated by Section 5.7(c), there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, in each case which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(b) Except as disclosed in the Recent SEC Documents, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries which, individually or when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.9 Compliance with Applicable Law. Except as disclosed in the Recent SEC Documents, (a) the Company and each of its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, individually or when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and (b) neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Company Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Stock in the Merger (as amended or supplemented from time to time, the “Form S-4”) and the Rule 13e-3 transaction statement on Schedule 13E-3 (as amended or supplemented from time to time, the “Schedule 13E-3”) filed with the SEC by Parent and the Company will, at the time the Form S-4 and the Schedule 13E-3 are filed with the SEC, and at any time it is amended or supplemented or at the time they become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate expressly to Parent, Merger Sub or any of their Non-Wesco Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Agreement, “Non-Wesco Subsidiaries” shall mean all subsidiaries of Parent other than the Company and subsidiaries of the Company.

Section 3.11 Special Committee and Board of Directors Recommendations. The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders (other than Parent and any of its affiliates), and (ii) recommended to the Board of Directors of the Company that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions contained herein (the “Special Committee Recommendation”). The Board of Directors of the Company, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and conditions contained herein, are fair to and in the best interests of the Company and its stockholders (other than Parent and any of its affiliates), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 5.2 hereof, to recommend that the stockholders of the Company adopt this Agreement and that such matter be submitted for consideration at the Special Meeting (as defined below) (the “Board of Directors Recommendation”).

Section 3.12 Opinion of Financial Advisor. The Financial Advisor has delivered to the Special Committee and the Company’s Board of Directors its opinion (in writing or to be confirmed in writing), dated the date hereof, to the effect that, as of the date hereof and based on and subject to the limitations and assumptions set forth therein, the consideration (whether in cash or shares of Parent Class B Stock) to be received by the holders of the Shares (other than Parent and any of its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. Parent is a corporation and Merger Sub is a limited liability company, and each is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or limited liability company power and authority, as applicable, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except for such failure regarding corporate or limited liability company power and authority as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below).

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors. The execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Blue Chip Stamps, a California corporation and an indirect wholly owned subsidiary of Parent and the sole member of Merger Sub (“Blue Chip”). No other corporate or limited liability company action, as applicable, on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the Merger. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally or (b) general principles of equity.

Section 4.3 Capitalization. The authorized capital stock of Parent consists of 1,650,000 shares of Class A Common Stock, par value $5.00, of Parent (“Parent Class A Stock”), 3,225,000,000 shares of Parent Class B Stock, and 1,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”). As of the close of business on January 31, 2011, there were (i) 944,251 shares of Parent Class A Stock, 1,055,925,267 shares of Parent Class B Stock, and no shares of Parent Preferred Stock issued and outstanding and (ii) 13,779,058 shares of Parent Class B Stock issuable upon the exercise of outstanding stock options or vesting of restricted share units to acquire shares of Parent Class B Stock (whether or not presently exercisable) (“Parent Stock Options”). Except as set forth above, and for shares of Parent Class B Stock reserved for issuance upon conversion of Parent Class A Stock or under Parent equity plans, no shares of capital stock or other equity securities of Parent are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Parent Class A Stock and Parent Class B Stock have been, and any shares of Parent Class A Stock and Parent Class B Stock issued upon the exercise of options to acquire Parent Class A Stock and Parent Class B Stock will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. Except as set forth above, as of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which Parent is a party, or by which Parent is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Parent to make any payment based on or resulting from the value or price of the Parent Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking.

Section 4.4 Consents and Approvals; No Violation.

(a) Except for (i) the filing with the SEC of the preliminary proxy statement, the Proxy Statement, the Form S-4, and the Schedule 13E-3, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and the DLLCA, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Exchange Act, (B) the Securities Act and (C) the rules and regulations of the New York Stock Exchange (the “NYSE”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent or the certificate of formation or operating agreement of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which (1) individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (2) relate to the Company or any of its subsidiaries (for which no representation or warranty under this Section 4.4 is given).

Section 4.5 SEC Documents; Undisclosed Liabilities. Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “Parent SEC Documents”) since December 31, 2009. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated

in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since December 31, 2009, neither Parent nor any of its Non-Wesco Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of Parent and its subsidiaries as of December 31, 2009 (including the notes thereto) included in the Parent SEC Documents, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after December 31, 2009 in the ordinary course of business and consistent with past practice, (iv) as described in the Parent SEC Documents filed since December 31, 2009 (such SEC Documents, excluding any exhibits thereto or documents incorporated by reference therein, the “Parent Recent SEC Documents”), or (v) as would not, individually or in the aggregate, have a Parent Material Adverse Effect. If, at any time prior to the Effective Time, Parent shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of Parent.

Section 4.6 Absence of Certain Changes or Events. Except as set forth in the Parent Recent SEC Documents filed prior to the date hereof, since December 31, 2009, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have in the future a Parent Material Adverse Effect.

Section 4.7 Broker’s Fees. Neither Parent nor any of its officers or directors, nor Merger Sub nor any of its officers, on behalf of Parent or Merger Sub, has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of the Company.

Section 4.8 Merger Sub’s Operation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All of the issued and outstanding membership interests of Merger Sub have been validly issued, are fully paid and nonassessable and are owned as of the date hereof, and will be owned, as of the Closing Date, either directly or indirectly, by Parent, free and clear of any Liens.

Section 4.9 Parent or Merger Sub Information. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 and the Schedule 13E-3 will, at the time the Form S-4 and the Schedule 13E-3 are filed with the SEC, and at any time they are amended or supplemented or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, respectively, and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4 and the Schedule 13E-3.

Section 4.10 Financing. Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds to pay the cash portion of the Merger Consideration for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent’s and Merger Sub’s obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent in each instance:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock of the Company or any of its subsidiaries outstanding on the date hereof; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of the Company or any of its subsidiaries; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than the Company’s ordinary course quarterly dividends to holders of Company Common Stock in a per share amount no greater than the Company’s most recently declared dividend in the amount of $0.42 per share that it declared on December 1, 2010 to holders of Company Common Stock at the close of business on February 3, 2011;

(b) engage in any borrowing transaction, or, other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any person other than the Company or its direct or indirect wholly owned subsidiaries, except pursuant to the existing revolving credit facility used in the Company’s CORT furniture rental business;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign to any such person any indebtedness or any claims related thereto, except, in each case, in the ordinary course of business consistent with past practice; provided in no event may the Company sell, transfer, mortgage, encumber or otherwise dispose of any of the securities in the Portfolio;

(d) make any acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or, other than in the ordinary course of business, purchases of any property or assets of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company;

(e) make any material modifications to any employee benefit plans, employment or compensation arrangements, except as required by applicable law;

(f) amend its charter, bylaws, or similar organizational documents; or

(g) make any commitment to take any of the actions prohibited by this Section 5.1.

Section 5.2 No Change in Recommendation.

(a) The Board of Directors of the Company (and any committee thereof) shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Board of Directors Recommendation, except to the extent the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary in order for the directors to comply with their fiduciary duties to the Company’s stockholders under applicable law (a “Change in Recommendation”); provided, that the Company has provided to Parent two (2) business days’ prior written notice advising Parent that it intends to take such action and specifying, in reasonable detail, the reasons for such Change in Recommendation.

(b) Nothing contained in this Section 5.2 or Section 5.4 shall prohibit the Company from taking and disclosing to its stockholders a position complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, if the taking or disclosing of such position would constitute a withdrawal or modification, in a manner adverse to Parent, of the Board of Directors Recommendation, then the taking or disclosing of such position shall be a Change in Recommendation for all purposes under this Agreement.

Section 5.3 Preparation of Form S-4, Schedule 13E-3 and Proxy Statement; Special Meeting.

(a) Promptly following the date of this Agreement, (i) the Company shall prepare and file with the SEC the Proxy Statement, (ii) the Company and Parent shall prepare and file with the SEC the Schedule 13E-3, and (iii) Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts as promptly as practicable (and after consultation with the other) to respond to any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 and the Form S-4 and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(b) The Company, acting through its Board of Directors, shall, in accordance with applicable law:

(i) establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement and obtaining the Stockholder Approvals (as defined below) (including any adjournment or postponement thereof, the “Special Meeting”) as soon as practicable following the date hereof; provided, however, that the Company shall adjourn or postpone the Special Meeting if the majority of the outstanding shares of Company Common Stock (excluding the Excluded Shares and any shares beneficially owned by Cascade Investment LLC or Robert E. Denham) are not represented (either in person or by proxy). If the date of the Special Meeting has been set, the Company shall not establish a record date with respect to any dividend or other distribution that is within five (5) business days after the scheduled date of the Special Meeting. If a record date with respect to any dividend or other distribution has been established, the Company shall not set the date of the Special Meeting to be within five (5) business days prior to such scheduled record date; and

(ii) include in the Proxy Statement (1) the recommendation of the Board that the Stockholder Approvals be given, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (2) the opinion of the Financial Advisor described in Section 3.12.

(c) At the Special Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the shares of Company Common Stock owned of record by Parent or any subsidiary of Parent with respect to which Parent or such subsidiary otherwise has, directly or indirectly, sole voting power in favor of the adoption of this Agreement and the approval of the Merger and to deliver or provide, in its capacity as a stockholder of the Company, any other stockholder approvals that are required by applicable law to effect the Merger.

Section 5.4 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company (acting through the Special Committee). Thereafter, so long as this Agreement is in effect, none of the Company, Parent or Merger Sub, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

Section 5.5 Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Entity or the NYSE Amex (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies of Parent and Merger Sub available hereunder.

Section 5.6 Access to Information. Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

Section 5.7 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

(b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and using all reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

(c) The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors, including the Special Committee, relating to this Agreement and the transactions contemplated hereby, including the Merger, and no such settlement shall be agreed to without Parent’s prior written consent.

(d) Notwithstanding the other provisions of this Section 5.7 or any other provision of this Agreement to the contrary, in no event shall Parent or its subsidiaries (including Merger Sub) or affiliates be required to agree to (i) an increase in Merger Consideration, (ii) any prohibition of or limitation on its or their ownership (or any limitation that would affect its or their operation) of any portion of their respective businesses or assets, (iii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, (iv) any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of any subsidiary of the Company, or (v) any other limitation on its or their ability to effectively control their respective businesses or any limitation that would affect its or their ability to control their respective operations.

Section 5.8 Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Entity to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the “Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective

Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in the case of the Surviving Entity, such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL to indemnify its own directors and officers, and in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties (A) if a judgment or other final adjudication established that their acts or omissions were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. Parent, Merger Sub, and the Surviving Entity, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding, but in the case of Merger Sub and the Surviving Entity only to the fullest extent permitted by law upon receipt of an undertaking of the kind described in Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to Parent (it being agreed by Parent that Skadden, Arps, Slate, Meagher & Flom LLP shall be deemed reasonably satisfactory to Parent), (ii) Parent shall, or shall cause the Surviving Entity to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Entity to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Entity shall be liable for any settlement of any claim effected without its written consent. Any Indemnified Party wishing to claim indemnification under this Section 5.8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Entity (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.8 except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Entity (but not Parent) an undertaking of the kind described in Section 145(e) of the DGCL. The Indemnified Parties who are members of the Special Committee (as a group) and all other Indemnified Parties (as a group) may each retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event any Indemnified Party brings any action against Parent or the Surviving Entity to enforce rights or to collect monies due under this Section 5.8, the prevailing party in such action shall be entitled to recover its costs, including reasonable attorneys’ fees and costs.

(b) Successors. In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the continuing or surviving entity or transferee, as appropriate, shall assume the obligations set forth in this Section 5.8.

(c) Survival of Indemnification. To the fullest extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors, officers and fiduciaries of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and bylaws or comparable documents in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

Section 5.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 5.10 Pre-Closing Restructuring. Parent will make (or not make) or cause to be made (or not be made) such entity classification elections under the Code, convert any corporate entities into limited liability companies under state corporate law, or do such other restructuring, as may be necessary to enable the Merger to qualify as a reorganization within the meaning of Section 368 of the Code.

Section 5.11 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Class B Stock to be issued in the Merger to be approved for listing on the NYSE, subject to notice of issuance, prior to the Closing Date.

Section 5.12 Delisting. The Company and Parent shall cooperate and use reasonable best efforts to cause the delisting of the Company Common Stock from the NYSE Amex and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable law.

Section 5.13 Continuation of Special Committee. Parent and Merger Sub agree that, from and after the date of this Agreement, subject to applicable law, at all times prior to the earlier of (i) the Closing Date or (ii) the termination of this Agreement, they shall not seek to, and shall not authorize their designees to the Board of Directors of the Company to, terminate the existence of the Special Committee or materially change the Special Committee’s duties or authority or its current membership (so long as its existing members are willing to serve and have not been removed for cause, as determined in good faith by directors of the Board of Directors of the Company who are not members of the Special Committee).

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approvals. The Company Stockholder Approval and the affirmative vote of a majority of the outstanding shares of Company Common Stock (excluding the Excluded Shares and any shares beneficially owned by Cascade Investment LLC or Robert E. Denham) in favor of the adoption of this Agreement (the “Special Stockholder Approval” and, together with the Company Stockholder Approval, the “Stockholder Approvals”) shall have been obtained.

(b) NYSE Listing. The shares of Parent Class B Stock issuable to the Company’s stockholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to notice of issuance.

(c) Statutes and Injunctions. No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Entity which prohibits, restrains, or makes illegal the consummation of the Merger.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) Consents. All material filings with any Governmental Entity required for the consummation of the Merger and the other transactions contemplated hereby shall have been made.

Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):

(a) The representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Closing (without regard to any qualification as to materiality or Company Material Adverse Effect) as though made at and as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(b) The Company shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

(c) No statute, rule, regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which (1) requires an increase in the Merger Consideration, (2) prohibits, or imposes any limitations on, Parent’s or its subsidiaries’ (or Merger Sub’s) or affiliates’ ownership (or which imposes any limitations that would affect its or their operation) of any portion of their respective businesses or assets, (3) imposes any requirement to divest, hold separate or otherwise dispose of any portion of their respective businesses or assets, (4) prohibits or imposes any limitation on its or their ability to effect the Merger, or the ability of the Company (or Merger Sub) or its or their respective subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of any subsidiary of the Company or (5) imposes limitations on its or their ability to effectively control their respective businesses or any limitation which would affect its or their ability to control their respective operations, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (1) through (5).

(d) Parent shall have received the opinion of Munger, Tolles & Olson LLP or, if such firm is unable to render such opinion, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent, and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes (1) the Merger will qualify as a reorganization within the meaning of Section 368 of the Code; (2) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (3) the Merger will qualify as a complete liquidation of the Company within the meaning of Section 332 of the Code.

Section 6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

(a) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct at and as of the Closing (without regard to any qualification as to materiality or Parent Material Adverse Effect) as though made at and as of such time (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

(b) Parent and Merger Sub shall have performed or complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them, and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

(c) The Company shall have received the opinion of Munger, Tolles & Olson LLP or, if such firm is unable to render such opinion, the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Closing Date, based on appropriate representations of the Company, its affiliates, and Parent and such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, to the effect that for United States Federal income tax purposes (1) the Merger will qualify as a reorganization within the meaning of Section 368 of the Code; (2) each of Parent and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (3) the Merger will qualify as a complete liquidation of the Company within the meaning of Section 332 of the Code.

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the Merger set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement or otherwise comply with Section 5.7 (subject, in the case of Parent and Merger Sub, to Section 5.7(d)).

ARTICLE VII

TERMINATION

Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a) By the mutual consent of the Parent and the Company (acting through the Special Committee).

(b) By either of the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a “Final Order”); provided that the party seeking to terminate this Agreement shall have used all reasonable best efforts (subject, in the case of Parent and Merger Sub, to Section 5.7(d)) to challenge such order, decree, ruling or other action; or

(ii) if the Effective Time shall not have occurred on or before June 30, 2011 (the “Outside Date”), provided, that, a party may not terminate the Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time; provided, however, that the Outside Date shall be extended to a date that is the later of (x) 45 days following the resolution of all comments from the SEC on the Form S-4, Proxy Statement and Schedule 13E-3 and (y) 30 days following the last day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided further, however, that the Outside Date shall not be extended past September 30, 2011.

(c) By the Company if the Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required votes upon a vote held at the Special Meeting;

(d) By the Company (acting through the Special Committee) if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that Section 6.3(a) or 6.3(b) is incapable of being cured or has not been cured within thirty (30) business days after the Company gives written notice of such inaccuracy or breach to Parent; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement.

(e) By Parent:

(i) if the Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required votes upon a vote held at the Special Meeting;

(ii) if the Board of Directors of the Company (or any committee of the Board of Directors) shall have made a Change in Recommendation; or

(iii) if there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, such that Section 6.2(a) or 6.2(b) is incapable of being cured or has not been cured within thirty (30) business days after the Parent gives written notice of such inaccuracy or breach to the Company; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e)(iii) if (x) Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (y) Parent or Blue Chip caused the Company to act, or fail to act, in such a manner that resulted in the breach by the Company giving rise to Parent’s right to terminate this Agreement pursuant to this Section 7.1(e)(iii) or the Company’s inability to cure such breach.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9, 8.11 and 8.12 hereof) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section 7.2 shall relieve any party from liability for any breach (occurring prior to any such termination) of any of the covenants or agreements set forth in this Agreement.

Section 7.3 Expenses. Except as provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Proxy Statement and the Form S-4 and

(ii) all SEC filing fees relating to the transactions contemplated herein (which fees and expenses shall be borne, in each case, equally by Parent and the Company), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (with respect to the Company, acting through the Special Committee) at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by the stockholders of the Company unless, to the extent required, approved by the stockholders of the Company.

Section 8.2 Extension; Waiver. At any time prior to the Effective Time, the parties (with respect to the Company, acting through the Special Committee) may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, and except for the conditions set forth in Section 6.1, which are non-waivable, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Berkshire Hathaway Inc.
3555 Farnam Street
Omaha, Nebraska 68131
Attention: Marc D. Hamburg
Telephone No.: (402) 346-1400
Telecopier No.: (402) 346-3375

with a copy to:

Munger, Tolles & Olson LLP
355 South Grand Avenue, Suite 3500
Los Angeles, CA 90071-1560
Attention: Mary Ann Todd, Esq.
Telephone No.: (213) 683-9100
Telecopier No.: (213) 687-3702

(b)	if to the Company, to:

Wesco Financial Corporation
301 East Colorado Boulevard, Suite 300
Pasadena, California 91101-1901
Attention: Jeffrey L. Jacobson
Telephone No.: (626) 585-6700
Telecopier No.: (626) 449-1455

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Suite 3400
Los Angeles, California 90071
Attention: Brian J. McCarthy
Telephone No.: (213) 687-5000
Telecopier No.: (213) 621-5070

Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Section 5.8 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties.

Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any entity that is wholly owned, directly or indirectly, by Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. “Knowledge” and “known” means the actual knowledge after reasonable inquiry of the executive officers of the Company or Parent, as the case may be.

Section 8.11 Enforcement; Exclusive Jurisdiction. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, shall be brought in any court of the State of Delaware, and each party irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including the Merger, in any other court.

Section 8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

Berkshire Hathaway Inc.

By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	Senior Vice President and
Chief Financial Officer

Montana Acquisitions, LLC

By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	Vice President

Wesco Financial Corporation

By:	/s/ Jeffrey L. Jacobson
	Name:	Jeffrey L. Jacobson
	Title:	Vice President and Chief Financial Officer

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